3: MG European Equity Fund - 10f3
MG European Equity Fund - 10f3
Transactions - Q1 2000


	Security Purchased    	Comparison Security    	Comparison Security
Issuer	FLAG Telecom Holdings Limited	Telesens AG	Tele1 Europe Holding AB
Underwriters	Salomon Smith Barney, DB Alex. Brown, Goldman Sachs, MSDW, Warburg Dillon Read LLC	WestLB, Commerzbank, HSBC, Sal. Oppenheimer jr. & Cie., net.IPO	Lehman Brothers Int'l, Goldman Sachs Int'l, Handelsbanken Investment Banking, Bear Stearns Int'l Ltd., Orkla Securities
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	FTHL	TLZ	TEUR
Is the affiliate a manager or co-manager of offering?	Co-manager	no	No
Name of underwriter or dealer from which purchased	Salomon Smith Barney	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	2/11/2000	3/17/2000	3/15/2000

Total amount of offering sold to QIBs	$ -	Euro 200,024,400	-
Total amount of any concurrent public offering	$ 504,000,000	-	SEK 5,359,759,946
Total	$ 504,000,000	Euro 200,024,400	SEK 5,359,759,946

Public offering price	$ 24.00	Euro 38	SEK 160.7928
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.72 (3%)	Euro 1.026 (2.7%)	SEK 4.8238 (3%)

Shares purchased	7,500	n/a	n/a
Amount of purchase	$ 180,000	n/a	n/a

% of offering purchased by fund	0.036%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (must be less than 25%)	0.036%	n/a	n/a